                                                                     Exhibit 2.1

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                            NETnet International S.A
                            NETnet International A.B.

                        ---------------------------------





                              ACQUISITION AGREEMENT


                           Dated as of October 9, 1998


                        ---------------------------------






                        Long Distance International Inc.
                            LDI Acquisition Sub Inc.









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

                                TABLE OF CONTENTS


SECTION 1

Closing...............................................................................   1

     1.1      Closing.................................................................   1
     1.2      Exchange of Shares......................................................   1
     1.3      Exchange Offer..........................................................   1
     1.4      Post Closing............................................................   3

SECTION 2

Conditions Precedent..................................................................   3

     2.1      Conditions Precedent to the Obligation of all Parties...................   3
     2.2      Conditions Precedent to the Obligations of Buyer and
               Parent.................................................................   4
     2.3      Conditions Precedent to the Obligations of Seller and
               Company................................................................   5

SECTION 3

Representations and Warranties of Seller and Company..................................   6

     3.1      Organization and Standing...............................................   6
     3.2      Corporate Authorization.................................................   6
     3.3      Charter Documents, Legality. ...........................................   7
     3.4      Government Approval. ...................................................   7
     3.5      No Contract Violation...................................................   7
     3.6      Company Shares. ........................................................   7
     3.7      Investments; Business Activities........................................   7
     3.8      Company Financial Condition.............................................   8
     3.9      Tax Matters. ...........................................................  10
     3.10     Compliance with Law.  Each Seller ......................................  10
     3.11     Litigation. ............................................................  11
     3.12     Property................................................................  11
     3.13     Agreements..............................................................  11
     3.14     Labor and Employment Matters............................................  12
     3.15     Suppliers and Customers.................................................  12
     3.16     Brokers or Finders. ....................................................  13
     3.17     Banking Facilities......................................................  13
     3.18     Investment Representations..............................................  13
     3.19     General.................................................................  13

SECTION 4

Representations and Warranties of Buyer...............................................  13

     4.1      Organization and Standing................................  13
     4.2      Requisite Power. ........................................  14
     4.3      Authorization............................................  14
     4.4      Charter Documents; Legality. ............................  14
     4.5      Capitalization...........................................  14
     4.6      Government Approval......................................  14
     4.7      Brokers or Finders. .....................................  15
     4.8      General..................................................  15

SECTION 5

Covenants..............................................................  15

     5.1      [Intentionally Omitted.].................................  15
     5.2      Post-Closing Covenants...................................  15
     5.3      Seller Indemnification of Parent.........................  17
     5.4      Parent Indemnification of Seller.........................  17
     5.5      Procedure................................................  18

SECTION 6

Miscellaneous..........................................................  19

     6.1      Governing Law............................................  19
     6.2      Notices..................................................  19
     6.3      Waiver; amendments.......................................  20
     6.4      Counterparts.............................................  20
     6.5      Expenses.................................................  20
     6.6      Arbitration..............................................  20
     6.7      Waiver of Jury Trial; Exemplary Damages..................  22
     6.8      Attorneys' Fees..........................................  22
     6.9      No Implied Waivers.......................................  22
     6.10     Interpretation...........................................  23
     6.11     Entire Agreement.........................................  23
     6.13     Definitions..............................................  23

                                  Schedules

[S]                 [C]

Schedule 1.2          - Company Shares
Schedule 2.2(d)       - Third Party Consents Necessary to Consummate Transaction
Schedule 3.1          - Organization and Standing
Schedule 3.5          - All Applicable Third Party Consents
Schedule 3.6          - Encumbrances on Company Shares
Schedule 3.7          - Company Subsidiaries
Schedule 3.8(a)       - Financial Statements
Schedule 3.8(b)       - Liabilities
Schedule 3.8(c)       - Changes from Financial Statements
Schedule 3.9          - Tax Matters
Schedule 3.10         - Government Approvals
Schedule 3.12         - Intellectual Property
Schedule 3.13(a)      - Option Agreements
Schedule 3.13(c)      - Material Contracts under Discussion
Schedule 3.15         - Creditors
Schedule 3.17         - Banking Facilities
Schedule 3.19         - Representations and Warranties
Schedule 4.5          - Capitalization

         The Company will furnish supplementally a copy of any of the above Schedules to the Commission upon request.

         ACQUISITION AGREEMENT, dated as of October 9, 1998, is made among LONG DISTANCE INTERNATIONAL INC., a Florida corporation ("Parent"), LDI ACQUISITION SUB INC., a Delaware corporation and wholly owned subsidiary of Parent ("Buyer" and, together with Parent, the "Buyer Companies"), NETNET INTERNATIONAL S.A., a Luxembourg societe anonyme ("Seller"), and NETNET INTERNATIONAL AB, a Swedish corporation ("Company" and, together with Seller, the "Seller Companies").

         Whereas, Parent desires to acquire all of the issued and outstanding shares of Company in exchange for voting shares of Parent in a plan of reorganization (a "tax-free reorganization") within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").


                  The parties agree as follows:

                                    SECTION 1

                                     Closing

                  1.1 Closing. The closing (the "Closing") of the transactions contemplated by Section 1.2 shall be held at the offices of Hammarskiold & Co., Skeppsbron 42, Stockholm, Sweden concurrently with the execution and delivery hereof (the "Closing Date").

                  1.2 Exchange of Shares. At the Closing, in consideration for the sale and transfer of shares of Parent to be transferred to Seller pursuant to Section 1.4, Seller shall sell, transfer, and deliver to Buyer, free and clear of any security interest, adverse claim, restriction on transfer, or other encumbrance ("Encumbrance"), except as referred to below in this Section 1.2, the shares of Company identified on Schedule 1.2 (the "Company Shares"), constituting all outstanding shares of Company, and the contracts and other assets listed in Schedule 1.2, together with any and all claims of Seller against or rights of Seller with respect to Company or any of Company's subsidiaries. The Company Shares have been pledged to Skandinaviska Enskilda Banken AB (publ) and Finans Scandic AB (publ) (the "Pledgees"). At the Closing, Seller and Buyer will issue to Pledgees written notice of the sale and transfer of the Company Shares and written instructions to the Pledgees to endorse the certificate representing the Company Shares, and cause Buyer to be registered as the owner of the Company Shares in Company's share ledger (aktieboken). At the Closing, Seller shall also deliver to Buyer assignments of the contracts and other assets listed on Schedule 1.2.

                  1.3  Exchange Offer.

                           (a) Parent shall conduct an offer to exchange
Depository Shares, as hereinafter defined, for outstanding shares of Seller ("Exchange Offer"), if holders of at least 25% of Seller's outstanding shares ("Electing Holders") shall so elect in accordance with the provisions hereof ("Exchange Offer Option").

                           (b) Electing Holders shall elect to require Parent to
conduct the Exchange Offer by delivering a notice to Parent, duly signed by holders of at least the minimum required number of Seller outstanding shares or their duly authorized representatives, within 30 days after the Closing.

                           (c) Promptly upon receipt of the notice in accordance
with Section 1.3(b), Parent shall commence preparation of appropriate Exchange Offer documentation under Swedish and Norwegian law and commence the Exchange Offer by distribution of the Exchange Offer documentation, upon acceptance thereof for filing by the appropriate Authorities, as hereinafter defined.

                           (d) The Exchange Offer shall remain open for not less
than 21 days from commencement. The Exchange Offer shall not commence prior to January 2, 1999, unless Parent shall otherwise determine, and shall not be consummated prior to January 31, 1999, unless Seller shall otherwise determine. Notwithstanding the foregoing, under no circumstances shall the Exchange Offer be consummated later than March 15, 1999. Parent shall not be obligated to accept any shares for exchange, unless at least 50% of Seller's outstanding shares shall have been tendered for exchange. Should Parent, upon termination of the Exchange Offer, accept any shares for exchange, Parent shall so notify Seller's Board of Directors, which, if Parent shall so request, shall immediately (i) certify to Parent, as of the date of such notice, the amount of Seller's liabilities, including any reserves, determined in accordance with the law of Luxembourg applicable to the liquidation of Seller and (ii) call and notice one or several meetings of Seller's shareholders (collectively, the "Dissolution Meeting") to approve dissolution and liquidation of Seller (the "Liquidation") to be held on the first date that Parent would be entitled to vote the Seller shares accepted by it for exchange (i.e., on the date that is the minimum number of days notice required to be given to Seller's shareholders after the date that Parent would first be entitled to receive notice of such meeting). Following shareholder approval of the Liquidation at the Dissolution Meeting, pursuant to the Depository Agreement, as hereinafter defined, Parent shall issue, in the name of the Depository, a number of shares of Parent common stock ("Parent Shares") equal to the number of Depository Shares accepted for exchange, and the Depository shall hold such Parent Shares for benefit of the holders of Seller's outstanding shares accepted for exchange.

                           (e) The total number of Depository Shares that shall
be subject to the Exchange Offer shall equal 33,592,970 (the "Base Number of Parent Shares") less the sum of (i) if Parent shall make the request referred to in the fifth sentence of Section 1.3(d) (the "Liquidation Request"), the total number of Parent Shares that equals the quotient obtained by dividing Seller's liabilities, as certified pursuant to Section 1.3(d), by the per share amount referred to in Section 5.3(b), plus (ii) the total number of Parent Shares to be deducted as computed pursuant to Section 5.3(b). The ratio of exchange of

Depository Shares for Seller shares shall equal the quotient obtained by dividing the number of Depository Shares subject to the Exchange Offer by the number of shares of Seller issued and outstanding on the date hereof.

                  1.4      Post Closing.

                           (a) The closing of the transactions contemplated by
this Section 1.4 (the "Post Closing") shall be held at the location set forth in
Section 1.1.

                           (b) If the Exchange Offer is conducted and
consummated, the Post Closing shall take place within five business days following completion or expiration of the Exchange Offer, and, in consideration for the sale, transfer, and delivery of the Company Shares to Buyer pursuant to
Section 1.2, Buyer will, and Parent will cause Buyer to, sell, transfer and deliver to Seller, free and clear of any Encumbrance, a number of Parent Shares equal to the difference between the total number of Depository Shares that shall be subject to the Exchange Offer and the number of Depository Shares that shall be accepted for exchange pursuant thereto.

                           (c) If (x) Seller's shareholders do not make the
election pursuant to Section 1.3(b), or (y) no shares are accepted for exchange pursuant to the Exchange Offer, the Post Closing shall take place, in the case of clause (x) above, within five (5) days following the expiration of the thirty
(30) day period referred to in Section 1.3(b), or, in the case of clause (y) above, within five (5) business days of the termination or expiration of the Exchange Offer and, in consideration for the sale, transfer, and delivery of the Company Shares to Buyer pursuant to Section 1.2, Buyer will, and Parent will cause Buyer to, sell, transfer and deliver to Seller, free and clear of any Encumbrance, a number of Parent Shares equal to the difference between the Base Number of Parent Shares and the total number of Parent Shares to be deducted as computed pursuant to Section 5.3(b).

                           (d) Parent Shares sold to Seller at the Post Closing
shall be issued in the name of the Depository, which shall hold them for Seller's benefit, pursuant to the Depository Agreement.

                                    SECTION 2

                              Conditions Precedent

                  2.1 Conditions Precedent to the Obligation of all Parties. The obligations of the parties to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of all of the following conditions:

                           (a) No action, suit or proceeding shall have been
instituted or threatened before any court or governmental, regulatory, or administrative body, agency, judicial, or other authority (each, an "Authority") seeking to challenge or restrain any of the transactions contemplated herein that presents a substantial risk that any such transactions will be restrained or that any party hereto may incur material costs or become liable for material damages or assessments.

                           (b) Each approval, authorization, consent, license,
or permit of or designation, declaration, filing, or registration with any Authority ("Government Approval") required for the lawful consummation of the transactions contemplated herein shall have been made or obtained.

                  2.2 Conditions Precedent to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of all of the following conditions:


                           (a) The representations and warranties of each of the
Seller Companies contained in this Agreement or other agreement executed pursuant hereto (the "Additional Agreements") shall be true in all material respects on and as of the Closing Date; each obligation of any Seller Company to be performed by it on or before the Closing Date pursuant to this Agreement or any Additional Agreement shall have been duly and timely performed in all material respects; except as contemplated by Section 3.8(b) or Section 3.8(c) or as set forth in Schedule 3.8(b) or Schedule 3.8(c), there shall not have occurred between the Balance Sheet Date and the Closing Date any material adverse change in the condition (financial or otherwise), assets or property, Liabilities, as hereinafter defined, operations, or prospects (an "Adverse Change") of either Seller Company or in their capacity to consummate the transactions contemplated herein; and Seller shall have delivered to Parent a certificate to such effect dated the Closing Date.

                           (b) Seller shall have taken all action necessary to
authorize its execution, delivery, and performance of this Agreement and any of the Additional Agreements to which it is a party and shall have delivered to Parent copies of the resolutions of Seller's Board of Directors authorizing the same and of Seller's Articles of Association and Bylaws, all of which shall be, and shall be certified by a director or other appropriate official of Seller as being, in full force and effect as of the Closing Date. Seller shall be validly existing under the laws of Luxembourg.

                           (c) Parent shall have received copies of the charter
documents of Company and each Company Subsidiary, as hereinafter defined (or comparable documents of business organizations other than in corporate form), all of which shall be, and shall be certified by an appropriate official of such corporation or other business organization as being, in full force and effect as of the Closing Date. Seller, Company, and each Company Subsidiary shall be validly existing under the laws of the state of its organization.

                           (d) Each of the Third Party Consents, as hereinafter
defined, listed on Schedule 2.2(d) shall have been obtained or delivered to, or waived by, Buyer.

                           (e) Seller shall have executed and delivered to
Parent the Standstill and Voting Agreement in the form of Exhibit 2.2(e).

                           (f) Counsel to Seller shall have delivered to Buyer
an opinion in the form of Exhibit 2.2(f)(1). Counsel to Company shall have delivered to Buyer an opinion in the form of Exhibit 2.2(f)(2).

                           (g) Parent shall have received a writing from
("Seller's Auditors") to the effect that it will sign and deliver to Parent at Parent's request their opinion or auditors' report on Company financial statements for Company's three most recent fiscal years or any predecessor firm of Seller's Auditors and any necessary consents to the use or reproduction of such opinion or report to Seller's Auditors or such predecessor firm in any filing by Parent with the United States Securities and Exchange Commission or comparable Authority of any other jurisdiction.

                           (h) Parent shall have received a writing from D.
Carnegie A.B. ("Carnegie") to the effect that the total amount due to Carnegie on account of the transactions contemplated hereby shall not exceed $1.0 million.

                           (i) Each director of Company and each Company
Subsidiary shall have tendered his written resignation to Buyer, together with a statement that he or she has no claim against any of them.

                           (j) Seller shall certify in writing that it has no
claim against Company or any Company Subsidiary or their respective directors, officers, employees or agents or releases any claim against any of them.

                  2.3 Conditions Precedent to the Obligations of Seller and Company. The obligations of Seller and Company to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of all of the following conditions:

                           (a) The representations and warranties of Buyer
Companies contained in this Agreement or any Additional Agreement shall be true in all material respects on and as of the Closing; each of the obligations of any Buyer Company to be performed by it on or before the Closing Date pursuant to the terms of this Agreement or any Additional Agreement shall have been duly and timely performed in all material respects; there shall not have occurred between June 30, 1998 and the Closing Date any material adverse change in the condition (financial or otherwise), assets or property, liabilities, operations or prospects of Parent except as disclosed in the Registration Statement (as hereinafter defined) or in its or Buyer's capacity to consummate the transaction contemplated herein; and Parent shall have delivered to Seller a certificate dated the Closing Date to such effect.

                           (b) Each Buyer Company shall have taken all action
necessary to authorize its execution, delivery, and performance of this Agreement and any of the Additional Agreements to which it is a party and shall have delivered to Seller copies of resolutions of its Board of Directors authorizing the same. Parent shall be in good standing under the laws of Florida and shall have delivered to Seller (i) a certified copy of its Certificate of Incorporation and (ii) a true and correct copy of its Bylaws.

                           (c) Parent shall have executed and delivered the
Registration Rights Agreement in the form of Exhibit 2.3(c).

                           (d) Parent shall have executed and delivered the
Addendum to Preemptive Rights Agreement in the form of Exhibit 2.3(d).

                           (e) Counsel to Buyer Companies shall have delivered
to Seller an opinion in the form of Exhibit 2.3(e).

                                    SECTION 3

              Representations and Warranties of Seller and Company

                  Seller Companies jointly and severally represent and warrant to Buyer Companies as follows, except as set forth on Schedules hereto numbered to correspond to the sections below:

                  3.1 Organization and Standing. Each Seller Company and each Company Subsidiary is a corporation (or business entity in other legal form set forth on Schedule 3.1) duly organized and existing under the laws of the state set forth opposite its name in Schedule 3.1 and, to the extent applicable, is in good standing under such laws. Each of Seller, Company, and each Company Subsidiary has requisite corporate power to own and operate its properties and assets to carry on its business as presently conducted and as proposed to be conducted. None of Company or any Company Subsidiary is qualified to do business as a foreign corporation in any jurisdiction, and no such qualification is required. (Except as contemplated hereby, none of Seller, Company, or any Company Subsidiary has taken any action, adopted any plan, or entered into any Contract, as hereinafter defined, in respect of any merger, consolidation sale of all or substantially all of its assets, reorganization, recapitalization, dissolution, or liquidation.)

                  3.2 Corporate Authorization. All corporate action on the part of each Seller Company, each Company Subsidiary, and their respective directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement or any Additional Agreement to which any Seller Company is to be a party or by which it may be bound has been taken, except for corporate action to be taken after Closing. This Agreement is, and any other Additional Agreement to which either Seller Company is to be a party will be, a valid and binding obligation of each Seller Company party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally and by general principles of equity.

                  3.3 Charter Documents, Legality. Each Seller Company and each Company Subsidiary has previously provided Buyer access to true and complete copies of its Articles of Incorporation and Bylaws, minute books, and stock books, as in effect or constituted on the date hereof. The execution, delivery, and performance by any Seller Company of this Agreement or any Additional Agreement to which such Seller Company is to be a party has not violated and will not violate, and consummation by any Seller Company of any of the transactions contemplated hereby or thereby will not violate, any of the foregoing charter documents or any law, statute, regulation, rule, ordinance, order, judgment, or decree, or other binding action or pronouncement of any Authority ("Law").

                  3.4 Government Approval. No Government Approval with respect to any Seller Company or Company Subsidiary is required in connection with the valid execution, delivery, or performance of this Agreement or any Additional Agreement or the consummation by any of them of the transactions contemplated hereby or thereby.

                  3.5 No Contract Violation. Except as set forth in Schedule 3.5, the execution, delivery, and performance by any Seller Company of this Agreement or any Additional Agreement to which such Seller Company is or is to be a party will not violate any agreement, contract, commitment, employee benefit plan, lease, option, or other binding arrangement of any nature whatsoever, express or implied, written or unwritten, or any amendment thereto ("Contracts"), result in the creation of any Encumbrance, accelerate any obligation under any Contract, or create or accelerate any right of any person not a party hereto. Schedule 3.5 lists each consent, approval, or authorization of any third party ("Third Party Consent") necessary to prevent the previous sentence from being untrue.

                  3.6 Company Shares. The Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by Seller, free and clear of any Encumbrance, except as described on Schedule
3.6. Except as contemplated hereby, there is no Contract obligating either Company to issue, or Seller to sell, any capital stock or other security of Company, and there does not exist any understanding with respect to the foregoing. Seller conducts no business, except through Company and the Company Subsidiaries. Seller neither owns nor holds any material asset, except the Company Shares and the contracts and assets listed in Schedule 1.2 and, upon the effectiveness of the transaction contemplated by this Agreement, will have no claims whatsoever on the Company or the Company's subsidiaries.

                  3.7 Investments; Business Activities. Schedule 3.7 lists each person (the "Company Subsidiaries") in which Company owns any investment security or has any other investment (debt, equity, or otherwise), other than accounts receivable and bank accounts existing in the ordinary course of the Company's business.
Schedule 3.7 completely and accurately sets forth each class or series and number of shares of authorized capital stock of each Company Subsidiary, the number of shares of each class or series outstanding, and the ownership of each outstanding share. There is no Contract obligating any Company Subsidiary to issue, or Company to sell, any capital stock or other security of any Company Subsidiary, and there does not exist any understanding with respect to the foregoing. Company has options to purchase each share of capital stock of any Company Subsidiary not owned by Company, except as set forth on Schedule 3.7. The term, exercise price, and other material provisions of each such option are accurately set forth on Schedule 3.7. True and complete copies of each such option (and all amendments) have been delivered to Buyer. Each such option is and, after giving effect to the transactions contemplated hereby, will be the valid and binding obligation of each party thereto, enforceable in accordance with its terms.

                  3.8      Company Financial Condition.

                           (a) Schedule 3.8(a) sets forth (x) Seller's
consolidated balance sheets as of December 31, 1997, 1996 and 1995 and Seller's consolidated income statements for the three years then ended, together with the opinion thereon of Seller's Auditors, and (y) Seller's consolidated balance sheet (the "Balance Sheet") as of June 30, 1998 (the "Balance Sheet Date"), on a comparative basis with Seller's balance sheet as of the year earlier date, and the consolidated income statement for the six-month period ended on the Balance Sheet Date for Company and its subsidiaries, on a comparative basis with Seller's income statement for the comparable six-month period of the preceding year (the financial statements referred to in clauses (x) and (y) to be referred to as the "Financial Statements"). The Financial Statements (i) were prepared from Seller's books and records; (ii) were prepared in accordance with generally accepted accounting principles in Sweden and Luxembourg ("GAAP"); (iii) fairly present Seller's consolidated financial condition and the consolidated results of its operations as of their respective dates and for the periods then ended; and (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of Seller's consolidated financial condition as of their respective dates, subject to normal and nonmaterial year-end audit adjustments.

                           (b) Except for those Liabilities (i) specifically
reflected or reserved against on the Balance Sheet, (ii) incurred in the ordinary course of business since the Balance Sheet Date, or (iii) otherwise disclosed in Schedule 3.8(b) (none of which is for breach of contract, breach of warranty, tort, or infringement), Company and the Company Subsidiaries do not have and are not subject to, as of the date hereof, any direct or indirect claim, damage, deficiency, indebtedness, liability, losses, obligation, or responsibility, accrued, absolute, contingent, known or unknown, liquidated or unliquidated, or otherwise (collectively, "Liabilities"). As of the date hereof Company's Liabilities (including the amount of the Tele Denmark's disputed claim), do not exceed U.S. $42,000,000.

                           (c) Except as indicated in Schedule 3.8(c), since the
Balance Sheet Date, neither Company nor any Company Subsidiary has

                                    (i) suffered any material Adverse Change
(for purposes hereof, continued operating losses at substantially the same rate as heretofore disclosed will not be deemed a material adverse change);

                                    (ii) declared or made any payment of
dividends or other distribution in respect of any of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its capital stock or other securities;

                                    (iii) amended, terminated, or entered into
any material transaction (other than sale of Netnova) or Contract (other than in the ordinary course of business);


                                    (iv) acquired (by merger, acquisition of
stock or assets or otherwise) (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
(ii) any assets that individually or in the aggregate are material to any of them;

                                    (v) incurred any indebtedness other than in
the ordinary course of business or other liabilities other than in the ordinary course of business or guaranteed any indebtedness or liabilities of another Person;

                                    (vi) made any loans or advances to any other
Person (other than in the ordinary course of business);

                                    (vii) paid, discharged, settled, or
satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in, or contemplated by, the Balance Sheet, or incurred since such date in the ordinary course of business consistent with past practice;

                                    (viii) other than in the ordinary course of
business and except as required to comply with applicable law or as otherwise expressly required by this Agreement, (A) adopted, entered into, or amended any plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increased in any manner the compensation or fringe benefits of any director, officer or employee, (C) granted any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder), or (D) taken any action to fund or in any other way secure the payment of compensation or benefits in excess of amounts required to be so funded or paid under the terms of any employee plan, agreement, contract or arrangement existing on the date thereof;

                                    (ix) made any tax election affecting a
material amount of tax liability or change any method of tax or financial accounting or settle or compromise any material tax liability;

                                    (x) taken any action other than in the
ordinary course of business and in a manner consistent with past practice with respect to the payments of accounts payable, collection of accounts receivable or any other component of working capital; or

                                    (xi) authorized any of, or committed or
agreed to take any of, the foregoing actions.

                           (d) Seller will be able to satisfy, and shall
satisfy, all of its Liabilities as they shall come due, after giving effect to the transactions contemplated hereby.

                  3.9 Tax Matters. Except as set forth on Schedule 3.9, each Seller Company and each Company Subsidiary has, within the times and in the manner prescribed by Law, filed all required tax returns, has paid or provided for all taxes shown thereon to be due and owing by it, and has paid or provided for all deficiencies or other assessments of taxes, interest or penalties owed by it; to their knowledge, no taxing authority has asserted any claim for the assessment of any additional taxes of any nature with respect to any periods covered by any such tax returns; and all taxes or other changes required to be withheld or collected by each Seller Company and each Company Subsidiary have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority or properly segregated or deposited as required by law.

                  3.10 Compliance with Law. Each Seller Company and each Company Subsidiary has in all material respects complied with, and is now in all material respects in compliance with, all Laws applicable to it, and no material capital expenditure will be required to insure continued compliance therewith. Each Seller Company and each Company Subsidiary possesses each Government Approval material to the conduct of its business and is now and has at all times in the past been in compliance with each thereof; each such Government Approval is identified on Schedule 3.10. No proceeding or other action is pending or, to the knowledge of the Seller Companies, threatened, to revoke, amend, or limit any thereof; and none of the Seller Companies has any basis to believe that any such proceeding or action would result from the consummation of the transactions contemplated hereby or that thereafter any such Government Approval would not be renewed in the ordinary course.

                  3.11 Litigation. There is no pending or, to the knowledge of any Seller Company, threatened adverse action, arbitration, claim, governmental investigation or proceeding, suit, by or against or otherwise affecting either Seller Company or any Company Subsidiary, except for any such action, arbitration, investigation, proceeding or suit that would not have an Adverse Effect or that is not material to the transactions contemplated hereby.

                  3.12 Property. Neither the Company nor any Company Subsidiary owns any real property. Company and each Company Subsidiary has good and marketable title to each item of tangible personal property owned by it, free and clear of any material Encumbrance, except as disclosed in the Financial Statements (or in the notes thereto), and each item of tangible personal property is in good operating condition and repair, usable in the ordinary course of business. Except as set forth on Schedule 3.12, Company and each Company Subsidiary owns or has the unconditional right to use in perpetuity each trademark, service mark, trade name, copyright, trade secret, formula, process, design, technology, or other intellectual property used by it. Insofar as the Seller Companies are aware, no use by Company or any Company Subsidiary of any trademark, service mark, trade name, copyright, trade secret, formula, process, design, technology, or other intellectual property infringes any right of or is infringed by any third party.

                  3.13     Agreements.

                           (a) Company or each Company Subsidiary has fulfilled
all material obligations required to have been performed by it under each material Contract to which it is a party, and none of them knows of any material breach thereof by any other party thereto, except as set forth in Schedule 3.13(a), but none of which will have an Adverse Effect. No Seller director or officer or Seller shareholder identified in the Prospectus, as hereinafter defined, is a party to any Contract material to the business of Company or any Company Subsidiary, except as set forth in the Prospectus. Except for the option agreements listed in Schedule 3.13(a), no director, officer, or shareholder of Company or any Company Subsidiary (other than Company) is a party to any Contract material to the business of Company or any Company Subsidiary, except as set forth in the Prospectus.

                           (b) Neither Company nor any Company Subsidiary is a
party to or bound by any Contract that (i) restricts the conduct of any type of business activity anywhere in the world or (ii) contains any unusual or burdensome provision that reasonably could be expected to cause a material Adverse Change.

                           (c) Schedule 3.13(c) sets forth a true and correct
list of each proposed material Contract under current discussion between Company or any Company Subsidiary and any third party. A copy of the most recent draft of such Contract or other documents evidencing the current state of such discussion is set forth in Schedule 3.13(c).

                  3.14 Labor and Employment Matters.

                           (a) The Company has made available to Buyer each
employment agreement, commission agreement, consulting agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, stock option, bonus, profit sharing, retirement, or severance plan of Company or any Company Subsidiary now in effect or under which Company has or might have any benefit obligation (collectively, "Labor Agreements"). The Board of Directors and Executive Officers of the Seller Companies, as of the date hereof, is accurately and completely set forth in the Seller's Prospectus dated June 7, 1998 (the "Prospectus") a copy of which has been delivered to Buyer.

                           (b) There is no legal prohibition against the
employment by Company or any Company Subsidiary of any employee material to Company or such Company Subsidiary.

                           (c) None of Company or any Company Subsidiary is
party to any collective bargaining agreement or has any material labor relations problem, and there is no pending representation question or union organizing activity respecting employees of Company or any Company Subsidiary.

                           (d) All accrued obligations of Company and each
Company Subsidiary applicable to its employees, whether arising by operation of Law, by Contract, by past custom, or otherwise, for payments to trusts or other funds or to any Authority, with respect to unemployment compensation, disability, or social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid, or adequate accruals therefor have been made.

                  3.15 Suppliers and Customers. Subject to the last sentence of this Section 3.15, and except as, in the aggregate, would not be material to the business of Company and the Company Subsidiaries taken as a whole, the relationships of Company or any Company Subsidiary with its customers and vendors are good commercial working relationships, and no such person has canceled or otherwise terminated, or to the knowledge of the Company, threatened to cancel or terminate, its relationship with Company or such Company Subsidiary, or has decreased or limited materially, or to the knowledge of the Company, threatened to decrease or limit materially, its business done with Company or such Company Subsidiary, and none of the Seller Companies has any basis to believe that any such person intends to cancel or otherwise modify its relationship with Company or such Company Subsidiary or materially to decrease or limit its business with Company or such Company Subsidiary, or that the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby will adversely affect the relationship between Company or any such Company Subsidiary and any such person. Schedule 3.15 lists creditors of Company and its subsidiaries to whom payment is past due and prioritized payments to these parties; other than for nonpayment Company's relationship with these parties is not threatened as contemplated above in this Section 3.15.

                  3.16 Brokers or Finders. Except for Carnegie and Morgan Stanley, neither Seller Company has incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges (collectively, "Financial Advisory Fees") in connection with this Agreement or any transaction contemplated hereby.

                  3.17 Banking Facilities. Schedule 3.17 contains a true and complete list of each bank or other financial institution in which Company or any Company Subsidiary has an account or safe deposit box.

                  3.18 Investment Representations. Seller Parties acknowledge and agree that:

                           (a) Seller is acquiring the Subject Parent Shares for
its own account and without a view to the distribution thereof, except as contemplated in Section 5.2(b);

                           (b) neither the Parent Shares to be issued pursuant
hereto (the "Subject Parent Shares") nor the Depository Shares have been registered under the Securities Act, and they may not be resold, unless so registered, except pursuant to Regulation S ("Regulation S") under the United States Securities Act of 1933 (the "Securities Act") or another exemption from registration thereunder; and

                           (c) any certificate representing the Subject Parent
Shares or any Depository Shares shall bear a legend to the effect set forth in
Section 3.18(b).

                  3.19 General. No representation or warranty made by any Seller Company herein, in the Prospectus (as of its date), or in any Additional Agreement, Schedule, or document delivered pursuant hereto contains any misstatement of any material fact or omits to state anything necessary to make any material statement herein or therein, in light of the circumstances under which they were made, not misleading except as set forth on Schedule 3.19.

                                    SECTION 4

                    Representations and Warranties of Buyer.

                  Buyer Parties jointly and severally represent and warrant to Seller as follows, except as set forth on Schedules numbered to correspond to the sections below:

                  4.1 Organization and Standing. Each of Parent and Buyer is a corporation duly organized and existing under, and by virtue of, the laws of the States of Florida and Delaware, respectively, and is in good standing under such laws.

                  4.2 Requisite Power. Each of Parent and Buyer has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the Additional Agreements to be executed by it hereunder. Neither Buyer nor Parent is qualified to do business as a foreign corporation in any jurisdiction, and no such qualification is required. Except as contemplated hereby, neither Buyer nor Parent has taken any action, adopted any plan, or entered into any Contract, in respect of any merger, consolidation sale of all or substantially all of its assets, reorganization, recapitalization, dissolution, or liquidation.

                  4.3 Authorization. All corporate action on the part of each Buyer Company necessary for the authorization, execution, delivery, and performance of this Agreement and the Additional Agreements to which it is a party has been taken, except for those actions to be taken after Closing as contemplated hereby. This Agreement constitutes, and each such Additional Agreement will each constitute, a valid and binding obligation of the Buyer Companies executing the same, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting creditors' rights generally and by general principles of equity. The Parent Shares, when issued and delivered in accordance herewith, will be legally and validly issued, fully paid and nonassessable, free and clear of any Encumbrance.

                  4.4 Charter Documents; Legality. Buyer has previously delivered to Company true and complete copies of each Buyer Company's Certificate of Incorporation and Bylaws as in effect on the date hereof. The execution, delivery, and performance of this Agreement or any Additional Agreement to be executed by either Buyer Company pursuant hereto have not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any violation of, or conflict with, or constitute a default under any of the foregoing charter documents or any Law.

                  4.5 Capitalization. The authorized and outstanding capital stock of Parent is accurately and completely set forth on Schedule 4.5. Except as set forth on such Schedule or contemplated hereby, there is no Contract obligating either Buyer Company to issue any capital stock or other security of Company, and there does not exist any understanding with respect to the foregoing. The Base Number of Parent Shares constitutes 37.5% of the total number shares of Parent common stock that would be outstanding after giving effect to the issuance of the Base Number of Parent Shares and the conversion of any preferred stock, the exercise of all warrants, options, or other rights exercisable for or conversion of all securities convertible into Parent common stock outstanding on the date hereof.

                  4.6 Government Approval. No Government Approval with respect to either Buyer Company is required in connection with the valid execution and delivery of this Agreement or any Additional Agreement to be executed by either Buyer Company pursuant hereto or the consummation by either Buyer Company of the transactions contemplated hereby or thereby.

                  4.7 Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  4.8 General. Parent previously has delivered to Seller a copy of Amendment No. 1 to Parent's registration statement on Form S-4, as filed with the United States Securities and Exchange Commission on or about September 18, 1998 (the "Registration Statement"). Except insofar as the transactions contemplated hereby are not reflected therein, (a) the Registration Statement complies in all material respects with the Securities Act and the regulations thereunder, and (b) the financial statements contained therein (i) were prepared in accordance with GAAP, (ii) fairly present Company's consolidated financial condition and the consolidated results of its operations as of their respective dates and for the periods then ended, and (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Company's consolidated financial condition as of their respective date, subject to normal and nonmaterial year-end audit adjustments. No representation or warranty made by any Buyer Company herein or in any Additional Agreement, Schedule, or document delivered pursuant hereto contains any misstatement of any material fact or omits to state anything necessary to make any material statement herein or therein not misleading. The Registration Statement, as of its date and the date hereof, does not contain any misstatement of a material fact or omit to state anything necessary to make any material statement therein not misleading.

                                    SECTION 5

                                    Covenants

                  5.1      [Intentionally Omitted.]

                  5.2  Post-Closing Covenants

                           (a) Immediately following the Closing, Parent shall
cause the election as additional members of its Board of Directors of two individuals designated by Seller who are reasonably satisfactory to Parent.

                           (b) As soon as practicable following the Closing,
Parent and The Bank of New York or another institution reasonably satisfactory to Seller (the "Depository") shall enter into a depository agreement ("Depository Agreement"), pursuant to which Buyer shall issue in Depository's name all Parent Shares required to be issued pursuant hereto, and the Depository shall establish and maintain book entries representing the ownership interests (the "Depository Shares") of those persons for whose account such Parent Shares shall have been issued. Each Depository Share shall represent an ownership interest in one Parent Share. The Depository Agreement shall require that, as a condition to the issuance of any Depository Shares or transfer thereof, the prospective holder must:

                                    (i) certify that such prospective holder is
not a United States person and is not acquiring the securities for the account or benefit of any United States person (as such term is defined in Regulation
S);

                                    (ii) agree to transfer such Depository
Shares only in accordance with Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from such registration and not to engage in hedging transactions with regard to such Depository Shares unless in compliance with the Securities Act; and

                                    (iii) agree that no certificate or receipt
shall be issued in respect of such Depository Shares, but, instead, that the ownership thereof shall be recorded solely as a book entry maintained by the Depository, until Parent shall have completed a registered public offering of Parent Shares in the United States ("IPO"). The Depository Agreement shall further provide that, following the IPO and the expiration of any applicable underwriter's lock-up period, holders of Depository Shares may exchange them with the Depository for underlying Parent Shares.

                           (c) Upon the earlier to occur of the consummation of
the Exchange Offer or Seller's dissolution or liquidation, Parent shall enter into an agreement with Carnegie or other appropriate institution for maintenance of a trading market for the Depository Shares, and Parent shall cause such agreement with such institution or agreements with other appropriate institutions as Parent may from time to time determine to remain in effect until such time as the Depository Shares or the Subject Parent Shares (other than any such shares held by affiliates of Parent) may be sold in the United States pursuant to Rule 144(k) under the Securities Act.

                           (d) If Parent shall have made the Liquidation
Request, Seller shall (i) incur no additional Liabilities after the date of such request and (ii) hold the Dissolution Meeting and thereafter dissolve and distribute the Depository Shares not exchanged in the Exchange Offer to Seller's shareholders, other than Parent, against surrender of their Seller shares (subject to Section 5.2(b)). In connection therewith, Parent shall issue a number of Parent Shares equal to the number determined pursuant to clause (i) of
Section 1.3(e) and direct the Depository to issue a corresponding number of Depository Shares into escrow to satisfy any Liabilities for purposes of liquidating and dissolving Seller, in accordance with Luxembourg law. If the Exchange Offer shall not be completed, for any reason, subject to compliance with Luxembourg law Seller will use best efforts to dissolve and liquidate on Parent's request. Parent will cooperate with Seller in dissolving and liquidating Seller (whether such dissolution and liquidation shall be at Parent's request or otherwise), including by voting any Seller shares it may hold, in favor of any dissolution or liquidation of Seller. Parent shall have no obligation for Seller Liabilities outstanding at the time of any liquidation of Seller.

                           (e) Parent acknowledges that Company's financial
condition and cash requirements will require Parent, promptly following the Closing, to provide Company with additional funding, and Parent agrees to provide such funding promptly following the Closing.

                  5.3  Seller Indemnification of Parent.

                           (a) Seller shall indemnify Parent and Buyer from and
hold them harmless with respect to any loss, liability, damage, or claim, including legal costs and expense ("Loss"), arising out of (i) any breach by Seller or Company of any representation, warranty, agreement, or covenant made by it herein, or (ii) any claim for Financial Advisory Fees by Carnegie, BT Alex. Brown, and Morgan Stanley arising out of the transactions contemplated hereby, insofar as the total amount of such claims for Financial Advisory Fees exceeds $1,000,000 or (iii) any out-of-pocket expense incurred by Parent in concluding the Exchange Offer or effectuating the Liquidation, including, legal, accounting, translation, printing, filing, and distribution costs, insofar as such expense exceeds $200,000, provided that Parent or Buyer shall give prompt notice to Seller of any claim or condition to which the foregoing indemnification covenant relates prior to January 1, 1999. Parent will not permit settlement of any such claim without Seller's consent.

                           (b) Seller's indemnification of Parent and Buyer
shall be effected solely pursuant to Section 1.3(e), by deducting from the Base Number of Parent Shares a number of Parent Shares the aggregate value of which is equal to the amount of Loss. For purposes of the preceding sentence, the Parent Shares shall be deemed to have a value of $3.55 per share. The aggregate number of shares to be deducted from the Base Number of Parent Shares pursuant to this Section 5.3 shall not exceed 2,519,473 of Parent Shares.

                           (c) Notwithstanding the foregoing, no deduction from
the Base Number of Parent Shares shall be made unless total Losses shall exceed $875,000, in which case, deduction shall be made with respect to all Losses, except for any single Loss less than $25,000.

                           (d) The limitations described in the last sentence of
Section 5.3(b) and in Section 5.3(c) shall not apply to the Financial Advisory Fees described in Section 5.3(a) clause (ii), or any Liabilities of Seller arising either before or after the Closing (except for transaction expenses being assumed by Parent or Buyer).

                  5.4 Parent Indemnification of Seller. Parent and Buyer shall indemnify Seller and hold Seller harmless with respect to any Loss arising out of any breach by Buyer Companies of any representation, warranty, agreement, or covenant made by it herein, provided that Seller shall give prompt notice to Buyer Companies of any claim or condition to which the foregoing indemnification covenant relates, prior to January 1, 1999. No such claim shall be settled without the consent of Parent. Notwithstanding the foregoing, Parent shall not have any obligation under this Section 5.4 (a) unless total Losses shall exceed $875,000, in which case, indemnification shall be made with respect to all Losses, except for any single Loss less than $25,000, and (b) for any Losses in excess of $8,944,128. Indemnification shall be payable in Parent Shares valued at $3.55 per share promptly upon request by delivery in accordance with the Depository Agreement.

                  5.5  Procedure.

                           (a) If Parent or Buyer determines that it is entitled
to indemnification under Section 5.3 hereof, or if Seller determines that it is entitled to indemnification under Section 5.4 hereof, then Parent and Buyer, on the one hand, or Seller, on the other hand, as the case may be, may, prior to January 10, 1999, as its sole and exclusive remedy, deliver to the other party a written notice thereof (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting its belief that such entitlement to indemnification exists and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of all Losses that have arisen or may arise therefrom or are otherwise associated therewith (such aggregate amount being referred to as the "Claim Amount").

                           (b) Within ten (10) days after the delivery of a
Claim Notice, but in no event later than January 10, 1999, the recipient of the Claim Notice (the "Indemnifying Party") shall deliver to the other party, a written notice (the "Response Notice") stating that: (i) the entire Claim Amount set forth in such Claim Notice is accepted by the Indemnifying Party, (ii) a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice is accepted by the Indemnifying Party or (iii) the entire Claim Amount set forth in such Claim Notice is being disputed.

                           (c) If the Indemnifying Party accepts the entire
Claim Amount set forth in a Claim Notice, then the Indemnifying Party shall indemnify the party claiming a Loss in accordance with Section 5.3(b) if the Indemnifying Party is Seller, or in accordance with Section 5.4 if the Indemnifying Party is Parent and Buyer.

                           (d) If a Response Notice delivered by the
Indemnifying Party in response to a Claim Notice states that a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice is accepted, then (i) the Indemnifying Party shall indemnify the party claiming a Loss in accordance with Section 5.3(b) if the Indemnifying Party is Seller, or in accordance with Section 5.4 if the Indemnifying Party is Parent and Buyer, to the extent of such specified portion, and (ii) the procedures set forth in Sections 5.5(d) of this Agreement shall be followed with respect to the remaining portion of such Claim Amount.

                           (e) In the event that any Response Notice indicates
that there is a dispute as to all or any portion of a Claim Amount (a "Contested Amount"), Seller and Buyer and Parent shall for a period of not more than ten
(10) days, but in no event later
than January 20, 1999, attempt in good faith to resolve such Contested Amount. If no such resolution can be reached within such ten (10) day period, then either Parent and Buyer, on the one hand, or Seller, on the other hand, may demand arbitration of the matter through binding and nonappealable arbitration in accordance with Section 6.6(l).

                                    SECTION 6

                                  Miscellaneous

                  6.1 Governing Law. This Agreement and the validity, interpretation and performance of the terms and provisions hereof shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the provisions thereof relating to choice or conflict of laws.

                  6.2 Notices. (a) All notices and other communications required or permitted by this Agreement shall be in writing, addressed (i) if to either Seller Company, to

                  NETnet International S.A.
                  Box 5489
                  114 84 Stockholm
                  Attn: Erik Hallberg
                  Facsimile: +46 8 662 4707

or at such other address as the Seller may designate in a written notice to the Buyer in accordance with this Section 6.2,

with a copy to:

                  Advokatfirman Vinge KB
                  Box 1703
                  111 87 Stockholm
                  Attn:  Jan Lombach
                  Facsimile:  +46 8 614 31 90

and (ii) if to either Buyer Company, to

                  Long Distance International Inc.
                  888 South Andrews Avenue, Suite 205
                  Ft. Lauderdale, Florida 33316
                  Attn: Chief Executive Officer
                  Facsimile: (954) 523-1872

or to such other address as the Buyer may designate in a written notice to the Seller in accordance with this Section 6.2, with a copy to

                  David S. Schaefer Esq.
                  Loeb & Loeb LLP
                  345 Park Avenue 18th Floor
                  New York, New York 10154
                  Facsimile: (212) 407-4990

         (b) All notices and other communications required or permitted by this Agreement shall be deemed to have been duly given if (i) personally delivered to the intended recipient (ii) sent to such recipient at such address by internationally recognized air courier, or (iii) sent to such recipient by telegram, telex or facsimile transmission, in each case to the proper address determined pursuant to this Section 6.2, and will be deemed given, (1) if personally delivered, upon delivery, (2) if sent by air courier, upon the date recorded on the records of the air courier as received by the receiving party,
(3) if sent by telex, upon receipt by the sender of an appropriate answerback, and (4) if sent by facsimile transmission, upon sending, if on a business day and during business hours in the country of receipt, and otherwise at 9:00 a.m. on the next business day in the country of receipt.

                  6.3 Waiver; amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given unless approved in writing by the Buyer and the Seller.

                  6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

                  6.5 Expenses. Other than as specifically set forth herein, each party shall bear its own expenses incurred with respect to the preparation of this Agreement and consummation of the transactions contemplated hereby.

                  6.6      Arbitration.

                           (a) The parties shall promptly submit any dispute or
claim arising out of or in respect to this Agreement or any Additional Agreement (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator ("Arbitrator"). The parties agree that, except as otherwise provided in section 6.6(i) respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any such dispute or claim.

                           (b) The Arbitrator shall be an active member of the
New York Bar, specializing for at least fifteen years in mergers and acquisitions and corporate and securities law. The Arbitrator shall be selected by the New York chapter head of the American Arbitration Association upon the request of either side. Except as set forth in Section 6.6(l), the Arbitrator shall be selected within thirty (30) days of request.

                           (c) The laws of the State of New York shall apply to
any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York. Except as set forth in Section 6.6(l), the Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 30 days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

                           (d) The arbitration shall be held in accordance with
and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein. Except as set forth in Section 6.6(l), the arbitration shall be held in New York City.

                           (e) On application to the Arbitrator, any party shall
have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any Arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 6.6(c).

                           (f) The Arbitrator may, at his discretion and at the
expense of the party(ies) who will bear the cost of the Arbitration, employ experts to assist him in his determinations.

                           (g) The costs of the Arbitration proceeding and any
proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided in Section 6.6(i), as applicable (including, without limitation, actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs, for the reasons set forth, in such decision.

                           (h) Any judgment upon any award rendered by the
Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the jurisdiction of the courts (Federal and state) in New York to enforce any award of the Arbitrator or to render any provisional or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including, without limitation, the parties hereto) shall have been absent from such arbitration for any reason, including, without limitation, that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

                           (i) This Section 6.6 shall not prevent Buyer from
seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision of this Agreement or any agreement contemplated hereby; provided that the determination whether such breach or threatened breach shall have occurred and the remedy therefor (other than with respect to such preliminary or temporary relief) shall be made by arbitration pursuant to this
Section 6.6.

                           (j) The parties shall indemnify the Arbitrator and
any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

                           (k) This arbitration clause shall survive the
termination of this Agreement and any agreement contemplated hereby.

                           (l) The provisions of Sections 6.6(a) through (k)
shall apply with respect to any dispute on the existence or amount of any Loss under Section 5.3(a), except as follows: The Arbitrator shall be selected upon the request of either side within five days of request by either side and the arbitration shall be conducted in Stockholm, Sweden. The Arbitrator shall issue a decision within 20 days after he shall have been selected.

                  6.7 Waiver of Jury Trial; Exemplary Damages. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE OR CLAIM ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any agreement contemplated hereby.

                  6.8 Attorneys' Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 6.6 shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.

                  6.9 No Implied Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

                  6.10 Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

                  6.11 Entire Agreement. This Agreement (together with the Schedules hereto) constitutes the entire agreement of the parties with respect to the specific subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to such specific subject matter.

                  6.12 Further Assurances and Additional Acts. Upon the request of Parent the Seller will execute, acknowledge, deliver, file, notarize and register all such further agreements, instruments, certificates, documents and assurances and perform such acts as Parent reasonably shall deem necessary or appropriate to effectuate the purposes of this Agreement and the Additional Agreements, and promptly provide Parent with evidence of the foregoing, provided that prior to taking any such further action Parent shall have provided the Seller with the funds reasonably necessary therefor.

                  6.13 Definitions. (a) Any reference to a number of shares shall be appropriately adjusted to reflect any stock dividend, stock split, reverse stock split, merger, recapitalization of other event affecting outstanding shares of the same class occurring after the date hereof.

                           (b) The following additional terms listed below shall
have the meanings ascribed thereto in the Section (or other provision hereof) indicated next to such term:

Defined Term                                              Section Defined In
------------                                              ------------------
Additional Agreements                                        2.2(a)
Adverse Change                                               2.2(a)
Arbitrator                                                   6.6(a)
Authority                                                    2.1(a)
Balance Sheet                                                3.8(a)
Balance Sheet Date                                           3.8(a)
Base Number of Parent Shares                                 1.3 (e)
Buyer                                                        Initial Paragraph
Buyer Companies                                              Initial Paragraph
Carnegie                                                     2.2(h)
Claim Amount                                                 5.5(a)
Claim Notice                                                 5.5(a)
Closing                                                      1.1
Closing Date                                                 1.1
Company                                                      Initial Paragraph
Company Shares                                               1.2
Company Subsidiaries                                         3.7

Contested Amount                                             5.5(e)
Contracts                                                    3.5
Depository                                                   5.2(b)
Depository Agreement                                         5.2(b)
Depository Shares                                            5.2(b)
Dissolution Meeting                                          1.3(d)
Electing Holders                                             1.3(a)
Encumbrance                                                  1.2
Exchange Offer                                               1.3(a)
Exchange Offer Option                                        1.3(a)
Financial Advisory Fees                                      3.16
Financial Statements                                         3.8(a)
GAAP                                                         3.8(a)
Government Approval                                          2.1(b)
Indemnifying Party                                           5.5(b)
IPO                                                          5.2(b)(iii)
Labor Agreements                                             3.14(a)
Law                                                          3.3
Liabilities                                                  3.8(b)
Liquidation                                                  1.3(d)
Liquidation Request                                          1.3(e)
Loss                                                         5.3(a)
Parent                                                       Initial Paragraph
Parent Shares                                                1.3(d)
Post Closing                                                 1.4(a)
Prospectus                                                   3.14(a)
Registration Statement                                       4.8
Regulation S                                                 3.18(b)
Response Notice                                              5.5(b)
Securities Act                                               3.18(b)
Seller                                                       Initial Paragraph
Seller's Auditors                                            2.2(g)
Seller Companies                                             Initial Paragraph
Subject Parent Shares                                        3.18(b)
Third Party Consent                                          3.5


                           (c) Terms Generally. The definitions herein shall
apply equally to both the singular and plural forms of terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "herewith" and "hereunder" and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. Unless otherwise expressly provided herein or the context shall otherwise require, any references to any agreement or other instrument or to any statute or regulation or any specific section or other provision thereof are to it as amended and supplemented from time to time (and, in the case of a statute or regulation or specific section or other provision thereof, to any successor of such statute, regulation, section or other provision). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         6.14 Parties. Buyer shall not be a party to this Agreement and Buyer and Buyer Company shall mean Parent wherever the context shall require. The foregoing shall apply to any other agreement or document contemplated hereby.

                  IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

LONG DISTANCE INTERNATIONAL INC.            NETnet INTERNATIONAL S.A.



By:________________________________         By:______________________________
         Elizabeth A. Tuttle
         Chief Financial Officer


                                            NETnet INTERNATIONAL A.B.



____________________________________        By:______________________________